Exhibit 99

FOR IMMEDIATE RELEASE	Quenta Vettel
Corporate Communications
386/418-8888

REGENERATION TECHNOLOGIES, INC., MEDTRONIC SOFAMOR DANEK

RESTRUCTURE HUMAN ALLOGRAFT AGREEMENT FOR SPINAL IMPLANTS

ALACHUA, Fla., (June 19, 2002)—Regeneration Technologies, Inc. (RTI) (NASDAQ: RTIX), the Florida-based processor of precision-tooled orthopedic allografts, announced today that it has agreed to new terms with Medtronic Sofamor Danek (MSD) for an exclusive license and distribution agreement to supply human allograft tissue and bone paste for spine surgery.

MSD will continue to serve as exclusive worldwide distributor for specialty tissue allografts and bone paste processed by RTI for use in spinal surgery. Under the new agreement, the companies have agreed to co-develop new tissue-based spine surgery solutions and restructure financial terms to reflect the value of RTI’s proprietary technology including its BioCleanse™ process.

The new license and distribution agreement calls for MSD to pay RTI initial license and transfer fees of 40-50 percent of RTI’s current average net distribution fees for specialty tissue allografts and bone paste for use in spinal surgery.

“We are pleased that we have been able to strengthen our relationship with Medtronic Sofamor Danek through this new agreement,” said RTI President and CEO Brian K. Hutchison. “Our companies have worked together to develop an alliance that, today, helps thousands of patients nationwide who need allograft tissue for their spine surgery.”

“Together we share a commitment to continuously improve the quality of human allograft tissue and develop novel tissue-based solutions for patients suffering from debilitating, chronic back pain,” added Michael DeMane, President of Medtronic Sofamor Danek.

Allograft tissue can offer some back patients safer, shorter surgeries, and quicker post-operative recovery than traditional methods. More than 65 million Americans suffer from back pain; more than 500,000 of those undergo spine surgery each year.

Under terms of the agreement, RTI remains responsible for processing human allograft tissue for the spine and regulatory compliance related to screening, testing and processing of this tissue. MSD is responsible for developing techniques and instrumentation for implantation of human allograft tissue, training and consultation with surgeons on custom implants, distribution and immediate delivery of available tissue and regulatory compliance related to distribution.

The companies also agreed that MSD would have the right to purchase up to $10 million of RTI common stock, issued in a private placement transaction. Any securities sold to MSD in the private placement transaction would not be registered under the Securities Act of 1933 and could not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About RTI

RTI was the first company to successfully precision-tool bone into exact shapes and sizes in the mid-1990s. In 1996, after several years of research and development, RTI began distribution of the MD™-Dowel, the first precision-tooled allograft for the spine. In 1998, RTI received the patent for the MD™-Series dowel; today RTI holds many patents for allografts in this tissue repair market.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-SeriesTM threaded bone dowels and CORNERSTONE-SR™ blocks; OSTEOFIL® Allograft Paste products and REGENAFIL® Allograft Paste products; and a complete line of sports medicine products, including meniscus, pre-shaped tendons, fresh osteochondral allografts and bone pins, anchors and interference screws. Information on RTI is available by visiting the company’s Web site at www.rtix.com.

Except for historical information, any statements, made in this press release about the Company’s anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the Company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC, or by visiting the SEC’s Web site at www.sec.gov.

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